Exhibit 10.3

May 30, 2020

Daniel McHenry	Via Email
dmchenry@group1auto.co.uk
Dear Daniel:

We are very excited about you accepting the position of Senior Vice President and Chief Financial Officer of Group 1 Automotive, Inc. effective on or about August 15, 2020*. We feel that your business experience and knowledge of our Company and industry will be a major factor in the continued success of Group 1 Automotive. It is contemplated that your execution of this offer sheet as provided below will evidence your agreement to the following terms which will be memorialized in an Employment Agreement to be executed by you and the Company.

Base Annual Salary (paid semi-monthly)	$575,000
Less all applicable withholding and taxes. Initial Salary will be reduced by 20% to $460,000 until full salary for Senior Vice Presidents is restored to 100% by the Compensation Committee.

Total Annual GPI Corporate Bonus Opportunity**	$661,250
Maximum 115% of base salary. Less all applicable withholding and taxes.

Initial Restricted Stock Grant	$200,000
Upon commencement of employment under the terms of your
Employment Agreement, you will be provided with an initial
Restricted Stock grant valued at the time of the grant at $200,000 upon execution of an Incentive Compensation
and Non-compete Agreement. Such shares will be subject to the standard vesting schedule for all employee’s restricted stock grants as follows: 40% after 2 years, 20% after years 3,4 and 5.

Vehicle Allowance (paid semi-monthly) and Demonstrator	$15,000
Group 1 will provide one car allowance ($1250.00/month) and one demonstrator for your use. Demonstrator will be governed by Group 1 demonstrator policy. Less all applicable withholding and taxes.

Relocation and Housing Assistance	$75,000
Group 1 will pay up to a $75,000 relocation allowance to cover your relocation expenses, including incidentals and miscellaneous moving expenses, from the United Kingdom to the
United States at any time within one year from your start date.
Additionally, the Company will agree to pay all rental expenses
Not to exceed $7,000 per month for up to one year from your start date for temporary housing in Houston, Texas.

Annual Restricted Stock
You will be eligible to receive restricted stock awards under the Group 1 Stock Incentive Plan. These restricted shares are governed by the plan document and award agreement and are approved in February of each year by the Compensation Committee of the Board and will be subject to the vesting schedule described above. Eligibility for future annual awards is based on your performance.

Exhibit 10.3

Benefit Plans
You will continue to be eligible for Group 1’s medical, executive and supplemental benefits. You will also be able to participate in the Company’s Deferred Compensation Plan in accordance with its terms.

You are eligible for the Executive Life Insurance Plan and Executive Long-Term Disability Plan which offers coverage for incomes up to $400,000 annually in the event of long-term disability. The company subsidizes approximately 55% of this cost; the employee pays the remainder of the coverage.

Employment Agreement
The information provided above is an explanation of the compensation and benefits to be offered to you in conjunction with your employment as the Company’s Chief Financial Officer. These terms will only become binding upon your execution of an Employment Agreement with Group 1 Automotive, Inc., and all other accompanying documents.

Please call Frank Grese, at 713-647-5755 should you have any questions concerning this offer, or any of the terms provided herein.

Sincerely,

Frank Grese,
Senior Vice President, Human Resources

* This offer is contingent on the departure from Group 1 of the incumbent Senior Vice President and Chief Financial Officer.

** Bonus based on achieving established objective and subjective targets, bonus range $0 - $661,250. Bonus for all employees is ultimately approved and granted at the discretion of the Board of Directors. You must be actively employed on December 31st of each year to be eligible.

Acknowledgement & Acceptance

Please sign this letter in acknowledgement and acceptance of this offer and email to fgrese@group1auto.com by June 1, 2020.

/s/ Daniel McHenry	June 1, 2020
Daniel McHenry	Date

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